Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221005) pertaining to the Nightstar Therapeutics plc 2017 Equity Incentive Plan of our report dated April 3, 2018, with respect to the consolidated financial statements of Nightstar Therapeutics plc, included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Ernst & Young LLP Cambridge, United Kingdom April 3, 2018